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                                                 Exhibit 3

                            CERTIFICATE OF AMENDMENT
                    TO RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                FMC CORPORATION


J. Paul McGrath and Charlotte Mitchell Smith, being the Senior Vice President, General Counsel and Secretary and Assistant Secretary, respectively, of FMC CORPORATION, a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the "Corporation"), do hereby certify as follows:

     1.  That the Board of Directors of the Corporation, in accordance with
Section 242 of the Delaware General Corporation Law, adopted the resolution set forth below proposing an amendment to the Restated Certificate of Incorporation of the Corporation (the "Amendment") and further directed that the Amendment be submitted to the stockholders of the Corporation for their consideration and approval at an annual meeting of stockholders of the Corporation on April 24, 1998:

     "RESOLVED, that the Board of Directors has determined that it is advisable and in the best interest of the Corporation and its stockholders as a whole that paragraph (a) of Article FOURTH of the Restated Certificate of Incorporation be amended and restated to read as follows:

         "The total number of shares of stock which the Corporation shall have authority to issue is 135,000,000 shares, consisting of 130,000,000 shares of Common Stock, par value $.10 per share, and 5,000,000 shares of Preferred Stock, without par value."

     2. That the Amendment was duly adopted in accordance with Section 242 of the Delaware General Corporation Law at an annual meeting of stockholders of the Corporation by the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, FMC CORPORATION has caused this Certificate of Amendment to be signed by J. Paul McGrath, its Senior Vice President, General Counsel and Secretary and Charlotte Mitchell Smith, its Assistant Secretary, this 24th day of April, 1998.

                              FMC CORPORATION


                              By:  /s/ J. PAUL MCGRATH
                                ------------------------
                                      J. Paul McGrath
                                      Senior Vice President, General Counsel and
                                      Secretary

ATTEST:


  /s/ CHARLOTTE MITCHELL SMITH
-------------------------------
Charlotte Mitchell Smith
Assistant Secretary